EXHIBIT 99.1
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                               News Release

                                 LANDAUER
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                          LANDAUER, INC. REPORTS
                    FISCAL 2010 SECOND QUARTER RESULTS

               Record quarterly revenue and earnings driven
              by continued execution of strategic priorities


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com

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GLENWOOD, Ill. -- APRIL 27, 2010 -- LANDAUER, INC. (NYSE: LDR), a
recognized global leader in personal and environmental radiation monitoring and the leading domestic provider of outsourced medical physics services, today reported financial results for the three and six months ended
March 31, 2010.

FISCAL 2010 SECOND QUARTER HIGHLIGHTS

  . Revenue grew 28 percent to $31.8 million on contribution from acquired companies and InLight product revenue.

  . Gross profit grew 21 percent to $20.0 million on increased sales and revenue mix.

  . Net income increased 44 percent to $7.8 million, or $0.83 per diluted share due to non-recurring impact of fiscal 2009 charges. Excluding fiscal 2009 charges of $2.7 million ($1.8 million after-tax, $0.19 per diluted share) for pension curtailment and transition and management reorganization, net income increased 8 percent.

  . Acquisition agreement signed to invest $2.4 million to expand diagnostics offering for Medical Physics segment, on April 22, 2010. The transaction is expected to close in the third quarter.

"This quarter's financial results demonstrate our team's ability to complete several key initiatives and execute our strategic priorities of optimizing the core business, driving competitive growth, and pursuing strategic expansion," stated Bill Saxelby, President and CEO of Landauer. "Our revenue performance reflects the positive contribution of the acquisitions we completed during the first quarter of the fiscal year and the continued benefit of our long-term relationship with strategic accounts. In addition, we signed an agreement to acquire a leading provider of diagnostic physics services, expanding the breadth of medical physics services and complementing our acquisition of Global Physics Solutions completed during the first fiscal quarter of the year."





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       Landauer, Inc. 2 Science Road  Glenwood, Illinois 60425-1586
                 Telephone: 708.755.7000  landauerinc.com


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LANDAUER, INC.
ADD 1



RECORD RESULTS DRIVEN BY BALANCED PERFORMANCE

Revenues for the second fiscal quarter of 2010 were $31.8 million, a 28 percent increase compared with the $25.0 million reported for the second fiscal quarter of 2009. Domestic revenue increased 23 percent, or $4.3 million, on contribution from Global Physics Solutions of $3.4 million and InLight product revenues. International revenue increased 44 percent, or $2.5 million, due to contributions from acquired companies of $1.8 million, organic growth and the strengthening of most foreign currencies against the dollar.

Cost of sales for the second fiscal quarter of 2010 was $11.8 million, a 41 percent increase compared with the $8.4 million reported for the second fiscal quarter of 2009. The primary factor contributing to the increase was $3.2 million of increased cost from acquired companies. The gross margin declined to 63 percent from 66 percent in the year ago period, primarily due to the lower margin contribution of the Medical Physics
segment.   Selling, general and administrative costs for the second fiscal quarter of 2010 were $8.4 million, a 26 percent increase compared with the $6.7 million reported for the second fiscal quarter of 2009. The primary factor contributing to the increase was approximately $1.5 million of increased spending from acquired companies.

During the second quarter of fiscal 2009, the Board of Directors approved changes to the Company's retirement benefit plans to transition from a defined benefit philosophy for retirement benefits to a defined contribution approach. As a result of the changes, the Company recognized $2.2 million ($1.5 million after-tax) of non-recurring pension curtailment and transition costs. In addition, the Company initiated a management reorganization plan to strengthen selected roles in the organization resulting in $0.5 million ($0.3 million after-tax) of reorganization charges during the second fiscal quarter of 2009.

The effective tax rate for the second fiscal quarter of 2010 increased to 34 percent compared with 31 percent for the second fiscal quarter of 2009. The increase is due primarily to the non-recurrence of the favorable resolution of uncertain tax positions during the 2009 quarter. Net income for the fiscal quarter ended March 31, 2010 was $7.8 million, an increase of 44 percent compared with $5.4 million for the second fiscal quarter of 2009. The resulting diluted earnings per share for the second fiscal quarter of 2010 were $0.83 compared with $0.58 for the second fiscal quarter of 2009. Excluding the effect of acquisition costs, net income for the second fiscal quarter of 2010 was $7.9 million, or $0.84 per diluted share. Excluding the effect of the pension curtailment and transition costs and the reorganization charges, net income for the second fiscal quarter of 2009 was $7.2 million, or $0.77 per diluted share.

For the six months ended March 31, 2010, revenues increased 25 percent to $59.0 million compared to $47.4 million at this time last year. The gross profit margin was 63 percent versus 67 percent from last year's six-month period ended March 31, 2009. Selling, general and administrative expenses for the first half of fiscal 2010 increased 23 percent to $16.2 million compared with $13.2 million in fiscal 2009. In conjunction with the acquisition activity during fiscal 2010, the Company incurred $1.7 million ($1.2 million, after-tax) of acquisition and reorganization costs. Year-to-date net income was $12.9 million, an increase of 12 percent from $11.6 million in the prior year period. Earnings per diluted share were $1.38 compared with $1.24 for the same period last year. Excluding the effect of acquisition and reorganization costs, net income for the first six months ended March 31, 2010 was $14.2 million, or $1.52 per diluted share. Excluding the effect of the pension curtailment and transition costs and the reorganization charges, net income for the first six months of fiscal 2009 was $13.4 million, or $ 1.43 per diluted share.


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LANDAUER, INC.
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SOLID FINANCIAL POSITION

Landauer ended the second fiscal quarter of 2010 with total assets of $139.9 million and negative working capital of $0.1 million, due to the current liability classification of $16.8 million in outstanding borrowings. The debt is classified as current, based upon management's projection to retire the debt from operating cash flow within the next twelve months. The debt was incurred to support the acquisitions completed during the fiscal first quarter of 2010. Cash provided by operating activities was $9.7 million, a decline of $5.4 million from the first half of fiscal 2009. The decline is due primarily to the reduction in the benefit from prepaid taxes, and other timing related changes in the components of working capital.


FISCAL 2010 OUTLOOK

Landauer's business plan for fiscal 2010 includes projections currently for aggregate revenue growth for the year to be in the range of 25 to 30 percent. Fiscal 2010 acquisitions are expected to contribute 20 to 23 percent of the growth. The business plan includes expense spending of $2.5 to $3.5 million to support the completion of the Company's systems initiative. The Company projects a net income increase in the range of 4 to 8 percent, excluding the impact of acquisition and reorganization costs in fiscal 2010 and the fiscal 2009 after tax impact of pension curtailment and transition costs and reorganization costs of $1.8 million.


CONFERENCE CALL DETAILS

Landauer has scheduled its second quarter conference call for investors over the Internet on Tuesday, April 27, 2010 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-8631 (within the United States and Canada), or 480-629-9821 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4283149, which will be available until May 27, 2010. The replay of the call will remain available on Landauer's website for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico, Sweden and other countries. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and diagnostic physics services and educational services to the medical physics community.



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LANDAUER, INC.
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SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Fiscal 2010 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the effectiveness of and costs associated with the Company's IT platform enhancements; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2009, and other reports filed by the company from time to time with the Securities and Exchange Commission.




                          FINANCIAL TABLES FOLLOW


























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LANDAUER, INC.
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              FISCAL 2010 SECOND QUARTER FINANCIAL HIGHLIGHTS

         (unaudited, amounts in thousands, except per share data)


                               Three Months Ended     Six Months Ended
                                    March 31              March 31
                              -------------------   -------------------
                                2010       2009       2010       2009
                              --------   --------   --------   --------
Net revenues . . . . . . . .  $ 31,806   $ 24,954   $ 59,040   $ 47,392

Costs and expenses:
    Cost of sales. . . . . .    11,819      8,379     21,975     15,519
    Selling, general and
      administrative . . . .     8,408      6,688     16,212     13,181
    Net defined benefit
      plan curtailment
      loss and transition
      costs. . . . . . . . .         -      2,236          -      2,236
    Acquisition and
      reorganization
      costs. . . . . . . . .       143        489      1,660        489
                              --------   --------   --------   --------
                                20,370     17,792     39,847     31,425
                              --------   --------   --------   --------

Operating income . . . . . .    11,436      7,162     19,193     15,967

Other income, net. . . . . .       459        700        960      1,269
                              --------   --------   --------   --------

Income before taxes. . . . .    11,895      7,862     20,153     17,236

Income taxes . . . . . . . .     3,998      2,406      7,015      5,553
                              --------   --------   --------   --------

Net income . . . . . . . . .     7,897      5,456     13,138     11,683

Less:  Net income
  attributed to non-
  controlling interest . . .        86         28        200        113
                              --------   --------   --------   --------

Net income attributed to
  Landauer, Inc. . . . . . .  $  7,811   $  5,428   $ 12,938   $ 11,570
                              ========   ========   ========   ========

Net income per share attri-
  butable to Landauer, Inc.
  shareholders:
     Basic . . . . . . . . .  $   0.84   $   0.58   $   1.39   $   1.24
                              ========   ========   ========   ========
     Weighted average
       basic shares
       outstanding . . . . .     9,314      9,281      9,291      9,273
                              ========   ========   ========   ========

     Diluted . . . . . . . .  $   0.83   $   0.58   $   1.38   $   1.24
                              ========   ========   ========   ========
     Weighted average
       diluted shares
       outstanding . . . . .     9,353      9,328      9,328      9,320
                              ========   ========   ========   ========


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LANDAUER, INC.
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                    SUMMARY CONSOLIDATED BALANCE SHEETS

                     (unaudited, amounts in thousands)


                                               March 31,  September 30,
                                                 2010         2009
                                               ---------  -------------

ASSETS
Current Assets:
    Cash and cash equivalents. . . . . . . . .  $  8,800       $ 36,493
    Receivables, net of allowances . . . . . .    26,026         20,663
    Other current assets . . . . . . . . . . .    10,309         11,381
                                                --------       --------
Total current assets . . . . . . . . . . . . .    45,135         68,537

Net property, plant and equipment. . . . . . .    34,588         26,151
Equity in joint venture. . . . . . . . . . . .     6,982          7,421
Goodwill and other intangible assets,
  net of amortization. . . . . . . . . . . . .    47,002         17,380
Dosimetry devices, net of amortization . . . .     4,765          4,583
Other assets . . . . . . . . . . . . . . . . .     1,397          1,133
                                                --------       --------
TOTAL ASSETS . . . . . . . . . . . . . . . . .  $139,869       $125,205
                                                ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable . . . . . . . . . . . . .  $  5,406       $  5,193
    Dividends payable. . . . . . . . . . . . .        54          4,996
    Deferred contract revenue. . . . . . . . .    14,734         15,632
    Short-term debt. . . . . . . . . . . . . .    16,750              -
    Other current liabilities. . . . . . . . .     9,181         11,054
                                                --------       --------
Total current liabilities. . . . . . . . . . .    46,125         36,875

Non-current Liabilities:
    Pension and postretirement obligations . .     8,516          8,238
    Deferred income taxes. . . . . . . . . . .     6,916          4,608
    Other non-current liabilities. . . . . . .     1,347          1,030
                                                --------       --------
Total non-current liabilities. . . . . . . . .    16,779         13,876

Landauer, Inc. stockholders' equity. . . . . .    76,299         73,761
Noncontrolling interest. . . . . . . . . . . .       666            693
                                                --------       --------
Total equity . . . . . . . . . . . . . . . . .    76,965         74,454
                                                --------       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY . . . . . . . . . . . .  $139,869       $125,205
                                                ========       ========














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